UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 27, 2006

Golden Eagle International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 27, 2006, Golden Eagle International, Inc.‘s (hereafter referred to as “we”, “us” or “our”) Board of Directors appointed William A. Jacobs, 65, as a Director.

From 1995 to the present, Mr. Jacobs has been a part-owner of ABK Services LLC, a design engineering and mine procurement firm located in Tucson, Arizona. In connection with ABK Services LLC, he has been involved in the construction of the Silverbell SX-EW Copper Mine located in Tucson, Arizona, the startup of an office equipment manufacturing plant in Nogales, Sonora, Mexico, and feasibility studies for internationally located oil refineries, power plants and cement plants. From 1990 to 1992, Mr. Jacobs was employed by CTI of Green Bay, Wisconsin in the area of sales. In 1993, he was employed by Transpo Industries of New Rochelle, New York in the area of process development. From 1994 to 1995 he was the Chief Executive Officer of Arizona Composites, a manufacturer of polymer concrete electro-winning process tanks. During 1989 and 1990, Mr. Jacobs was industrial sales manager for PolyCal Plastics Inc, a plastic tank manufacturer located in French Camp, California. From 1987 to 1989, Mr. Jacobs worked as a Contract Engineer for several large chemical companies. From 1979 to 1987, Mr. Jacobs was the Chief Executive Officer/Owner of Polymer Concrete Company, Inc., a construction company, and S.C. Products Company Inc., a manufacturing/construction firm, both companies of which were based in Edwardsville, Illinois. Both Polymer Concrete Company, Inc. and S.C. Products, Inc. manufactured and installed polymer concrete and sulfur concrete for projects at chemical plants, railroads and mines in the United States and Canada. From 1974 to 1979, Mr. Jacobs was employed as a Project Manager for Monsanto where he built and started up facilities that manufactured plastic coke bottles and silicone wafers. From 1964 to 1974, Mr. Jacobs was employed as a Project Engineer by Frigidaire (a division of General Motors), Philco (a division of Ford), and Mattel Toys. Mr. Jacobs graduated from the Missouri School of Mines, Rolla, Missouri with a B.S. Degree in Mechanical Engineering in 1964.

Section 9 — Financial Statements and Exhibits

Item 9.01      Financial Statements and Exhibits

(d)      Exhibits

(99.1)     A press release dated July 31, 2006 pertaining to the July 27, 2006 appointment of William A. Jacobs as a Director.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of July, 2006.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.
99.1	Description

Press Release dated July 31, 2006 regarding the matter referenced in Item 5.02 above.